Exhibit 99.1

Teladoc Health Names Mala Murthy as Chief Financial Officer

PURCHASE, NY — June 25, 2019 —Teladoc Health (NYSE: TDOC), the global leader in virtual care, announced that it has named seasoned financial leader Mala Murthy as chief financial officer. Joining most recently from American Express, Murthy brings an accomplished track record of success across a diverse set of leading public companies and industries.

“We are very pleased to welcome Mala to Teladoc Health,” said Jason Gorevic, CEO, Teladoc Health. “As our global leadership continues to expand, Mala’s extensive, multi-national financial experience with highly respected organizations will help us deliver on our top- and bottom-line growth commitments.”

Most recently, Murthy was CFO of the Global Commercial Services Segment of American Express, with responsibility for all aspects of financial management, including financial planning and analysis (FP&A), M&A, and investment and operating expense management, inclusive of integration of legacy business units. Prior to that, she held various leadership positions with PepsiCo, most notably leading high growth business units with oversight of financial planning and analysis, corporate and international treasury, and corporate strategy. She has supported multi-billion-dollar acquisitions and helped develop capital structure and liquidity strategies.

“Teladoc Health has reached an exciting and pivotal time in the company’s history and I’m delighted to have joined this mission-driven team,” said Murthy. “I look forward to applying my experience and leadership not only with sights on the achievement of the organization’s financial and strategic goals, but with a genuine passion for supporting Teladoc Health in the drive to improve healthcare.”

For more information, visit www.teladochealth.com/leadership.

About Teladoc Health

A mission-driven organization, Teladoc Health, Inc. is successfully transforming how people access and experience healthcare, with a focus on high quality, lower costs, and improved outcomes around the world. The company’s award-winning, integrated clinical solutions are inclusive of telehealth, expert medical services, AI and analytics, and licensable platform services. With more than 2,000 employees, the organization delivers care in 130 countries and in more than 30 languages, partnering with employers, hospitals and health systems, and insurers to transform care delivery. For more information, please visit www.teladochealth.com or follow @TeladocHealth on Twitter.

NYSE Rule 303A.08 Notice of Inducement Award

In connection with being named as chief financial officer, Mala Murthy was granted a non-qualified stock option award to purchase a total of 36,882 shares of Teladoc Health’s common stock, par value $0.001 per share (the “Common Stock”), at a price per share of $62.75 and a restricted stock unit award covering 31,872 shares of Common Stock. The stock option award will vest, based on continued service to Teladoc Health, as to twenty-five percent of the shares it covers on the first anniversary of its grant, with the remainder of the shares vesting ratably over thirty-six months thereafter. The restricted stock unit award will vest, based on continued service to Teladoc Health, as to twenty-five percent of the shares it covers on February 20, 2020, with the remainder of the shares vesting in three equal installments, annually with respect to the date of award. The stock option and restricted stock unit awards were approved by the Compensation Committee of the Board of Directors of Teladoc Health and were granted under the Teladoc Health, Inc. 2017 Employment Inducement Incentive Award Plan as employment inducement awards pursuant to NYSE rules.

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Media Contact:
Victoria Barnes

ReviveHealth

781-249-3738

vg@thinkrevivehealth.com

Courtney McLeod

Teladoc Health

914-265-6789

cmcleod@teladochealth.com

Investor Contact:

Valerie Haertel

914-265-6706

vhaertel@teladochealth.com